Exhibit 10.3
www.amd.com
March 8, 2022
Victor –

At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join the executive team at AMD, serving as President, Adaptive and Embedded Computing Group (AECG), reporting to AMD CEO, Dr. Lisa Su. The combination of Xilinx and AMD will create the industry’s leading high performance and adaptive computing company.

AMD recognizes you have the right to trigger constructive termination under your Xilinx Employment Agreement. As such, as an additional inducement to accept this role, this offer includes make-whole payments to you in respect of and in replacement for your Xilinx Employment Agreement severance benefits.

Total Target Compensation
You will continue with your current base salary of $950,000 and will remain on the Xilinx 2H FY2022 Executive Incentive Plan with a target bonus of 150% of your earned base salary from October 1, 2021 through March 31, 2022. As to the components of your Xilinx bonus plan final payment, financial metrics will be assessed based on Xilinx's actual results measured through April 2, 2022, with Individual Performance / Management Goals assessed at target of 100%.
Your base salary will be adjusted effective April 1, 2022 as noted below. You will participate in the AMD Executive Incentive Plan (EIP Bonus Plan) on a prorated basis effective April 1, 2022, with the new bonus target outlined below:

BASE SALARY	BONUS TARGET	TOTAL TARGET COMPENSATION
$900,000	125%	$2,025,000

Make-Whole Payment & Stock Acceleration
You will receive the equivalent of your cash severance of $4,750,000 under your Xilinx Employment Agreement, which will be paid to you within 30 days following the date you sign and return this offer letter.
In addition, AMD will accelerate vesting of your assumed Xilinx equity awards for which vesting would have accelerated under the terms of your Xilinx Employment Agreement for a qualified termination. Specifically:
•Within 30 days following the date you sign and return this offer letter AMD will accelerate vesting of:
• 100% of (a) the 21,068 AMD RSUs covered under your July 10, 2019 assumed Xilinx RSU award, (b) the 16,387 AMD RSUs covered under your July 10, 2019 assumed Xilinx PSU award, (c) the 87,614 AMD RSUs covered under your July 10, 2020 assumed Xilinx PSU award, and (d) the 80,462 AMD RSUs covered under your July 10, 2020 assumed Xilinx RSU award; and 47,393 of the 94,786 AMD RSUs covered under your July 12, 2021 assumed Xilinx RSU award; and
•AMD will accelerate vesting of 50% of the AMD PSUs that are earned under your July 12, 2021 assumed Xilinx PSU award based on the actual financial results through Xilinx fiscal year end, with the strategic initiatives measured at target. This award will be accelerated after the performance of your 2021 Xilinx PSU award is certified, which is expected to be complete by April 29, 2022.

The portion of your assumed 2021 Xilinx RSU and PSU awards that do not vest as provided above will remain subject to the same vesting and other terms and conditions as applied immediately prior to closing, except that such awards will not be subject to the accelerated vesting provisions under your terminated Xilinx Employment Agreement; provided, however, that such awards shall become eligible for accelerated vesting under the terms of this offer letter and the AMD Change of Control Agreement described below.

Sign-On Award
As a key executive in the company, AMD will grant to you a Sign-on Award of $10,000,000 in time-based restricted stock units (RSUs). These will be granted on March 15, 2022 and will be determined by converting the applicable award value using the 30-trading-day average closing price of AMD’s stock, inclusive of the grant date. These RSUs will vest in three equal installments on the first three anniversaries of the grant date, and subject to AMD’s standard terms and conditions.

2022 Annual Long-term Incentive Grant
AMD will grant to you, in the 2022 annual cycle, a long-term incentive (LTI) award having a target value of at least $9,000,000. The LTI award will be subject to the same vesting and other terms and conditions as the annual LTI awards granted to AMD Executive Team members. AMD historically grants annual LTI awards in August.

Benefits
AMD makes available to its employees a comprehensive benefits program, according to local company policy. A meeting will be scheduled with you to provide additional details about these benefits, including eligibility terms, in the next two weeks. These benefits are subject to applicable plans and policies, which may be amended or modified by AMD.

Vacation
Aligned with Xilinx current practices, you will be eligible for AMD's flexible vacation program for executives at your level. In addition, AMD offers its employees paid sick leave, and at least 12 paid holidays each year, 8 fixed days and 4 “floating” days. These paid time away offerings are governed by the terms of AMD’s policies for your work location.
AMD Change of Control Agreement
In this new role you are also eligible for benefits under the enclosed form of AMD Change of Control Agreement. In addition, notwithstanding the terms of any document to the contrary, to the extent that any equity compensation award issued to you by Xilinx or AMD is not assumed, continued, or substituted in a Change of Control (as defined in the AMD Change of Control Agreement), then the vesting of such outstanding equity compensation awards will accelerate in full immediately prior to the Change of Control.

Outside Activities
AMD agrees you may engage in civic and not for profit activities, and may continue to serve on the board of one (1) other company or for-profit entity, subject to the requirements set out in AMD’s Worldwide Standards of Business Conduct. For clarity, these requirements consist of the approval of the AMD Law Department, which you have already received as to your current KLA Corporation Board position, and that you will abstain from voting on any matter directly or indirectly concerning AMD.

Additional Terms
Employing Entity. Your employing entity continues to be Xilinx, Inc. (Xilinx), now a wholly owned subsidiary of AMD.
Entire Agreement; Amendment. By accepting this offer, you agree that (a) your Employment Agreement with Xilinx is terminated and canceled, (b) you will become an “at-will” employee commencing as of the date of this offer letter, which means that you or Xilinx may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations, and (c) this offer letter and your Xilinx Proprietary Information and Inventions Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this offer letter) supersede all prior agreements and understandings you have with Xilinx or AMD with respect to the subject matter hereof. The terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of the parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.
Employment Taxes. All payments to you under this offer letter are subject to withholding tax, employment taxes and deductions as required by applicable law or regulation, as in effect from time to time.
Severance Plan. AMD's Executive Severance Plan (Severance Plan) provides severance benefits for employees at your level, should you experience a covered termination of employment under the terms of that plan. These benefits consist of a single lump sum payment of 12 months base pay and payment by the Company of 12 months of COBRA medical, dental and /or vision insurance premiums based on your benefits plan elections in effect at the time of termination. Your right to receive severance benefits under the Severance Plan is subject to, among other requirements, your execution and non-revocation of a waiver and release of claims agreement in the form set out in the Severance Plan prior to the sixtieth (60th) day following the date of your termination of employment.
Pro-Rata Equity Vesting. If you satisfy all of the conditions to receive benefits under the Severance Plan (including, without limitation, the release requirement), then, as additional severance, you will be deemed to have satisfied the service-based vesting condition with respect to a pro rata portion of each outstanding unvested award of time-based RSUs and stock options held by you at the time of your termination. Such pro rata portion shall be calculated as a percentage, with the numerator being the number of days from the beginning of the vesting period for such award through your termination date and the denominator being the total number of days in the vesting period for such award. For clarity, this special pro-rata vesting provision does not apply to any performance-based equity compensation award (i.e., any equity compensation award the vesting or earning of which is subject, in whole or in part, to the attainment of one or more performance targets).
Acknowledgements. This offer is contingent upon your signing and returning this offer letter. As an executive with AMD, you agree to observe and abide by AMD's policies and rules that have been made available to you in writing, including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD.
Welcome to AMD!

Best,

/s/Lisa Su

Lisa Su CEO, AMD

To accept this offer please sign below. This offer is contingent on your returning this signed document to Robert Gama no later than March 10, 2022.

Name/s/Victor Peng     Victor Peng

Date March 9, 2022